UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2005

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 30, 2005, NetIQ Corporation (the “Company”) completed the sale of its web analytics business to WebTrends Inc. (formerly Spider Holding Inc.) (“WebTrends”), a Delaware corporation and affiliate of Francisco Partners, L.P. (“Francisco Partners”), pursuant to an Asset Purchase Agreement dated March 26, 2005 between the Company and WebTrends (the “Asset Purchase Agreement”). Francisco Partners is a technology-focused private equity investment firm. The Asset Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on March 29, 2005.

As consideration for the sale, the Company received $93.4 million in cash (the “Purchase Price”). The Purchase Price is subject to adjustment based upon the amount of net working capital as of the closing date, determined within sixty days of the closing date by the parties. Any adjustment in the Purchase Price based upon the net working capital will be paid in cash by the Company or by WebTrends, as the case may be, within five days following the date of determination. Other than in respect of the transaction, there are no material relationships between WebTrends or Francisco Partners and the Company, or any director or officer of the Company.

On May 3, 2005, the Company issued a press release announcing the closing of the sale of certain of its assets and liabilities to WebTrends, which press release is attached hereto as Exhibit 99.1 and is also incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Unaudited Pro Forma Financial Information.

The unaudited pro forma financial information with respect to the transaction described in Item 2.01 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

(c) Exhibits.

99.1	Press Release dated May 3, 2005 of NetIQ Corporation
99.2	Unaudited Pro Forma Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Richard H. Van Hoesen
Richard H. Van Hoesen Senior Vice President and Chief Financial Officer

Date: May 5, 2005

Exhibit Index

99.1	Press Release dated May 3, 2005
99.2	Unaudited Pro Forma Financial Information